Exhibit 99.1

Titan Pharmaceuticals Announces Licensing

Agreement with Ocular Therapeutix

San Francisco, Calif., December 12, 2022 -- Titan Pharmaceuticals, Inc. (NASDAQ: TTNP) (“Titan” or the “Company”) today announced that it has granted an exclusive license to Ocular Therapeutix (NASDAQ: OCUL) (“Ocular”) pertaining to certain patent applications for ophthalmic uses in both humans and nonhuman animals in the territory of the United States. Under the terms of the agreement, Ocular will pay Titan an upfront licensing fee with the potential for additional payments upon reaching certain milestones.

Kate Beebe DeVarney, Ph.D., President and Chief Operating Officer of Titan Pharmaceuticals, commented “We are pleased to enter into this licensing agreement with Ocular. Our team has been working hard to monetize our significant scientific assets. We believe our drug delivery technology can provide significant benefit to companies across multiple therapeutic areas.”

Additional information regarding the agreement can be found in an 8k that was filed with the SEC: https://ir.titanpharm.com/all-sec-filings.

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (NASDAQ:TTNP), based in South San Francisco, CA, is a development stage company developing proprietary therapeutics with its ProNeura® long-term, continuous drug delivery technology. The ProNeura technology has the potential to be used in developing products for treating a number of chronic conditions, where maintaining consistent, around-the-clock blood levels of medication may benefit the patient and improve medical outcomes. In December 2021, Titan commenced a process to explore and evaluate strategic alternatives to enhance shareholder value.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our product development programs and any other statements that are not historical facts. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management’s current expectations include those risks and uncertainties relating to our ability to raise capital, the regulatory approval process, the development, testing, production and marketing of our drug candidates, patent and intellectual property matters and strategic agreements and relationships. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law. A complete discussion of the risks and uncertainties that may affect Schmitt’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Media & Investor Contacts:

Kate Beebe DeVarney, Ph.D.

President and Chief Operating Officer

(650) 989-2268